JAYHAWK ENERGY, INC. REPORTS CONVERSION OF CONVERTIBLE DEBENTURE

Post Falls, Idaho — February 23, 2010 – JayHawk Energy (OTCBB: JYHW) announced today that it has issued 1.6 million shares of its common stock to retire a 12% convertible debenture that would have been due on July 30, 2010.  Additionally, this conversion alleviates approximately $56,000 in accrued interest.

Lindsay Gorrill, CEO of JayHawk Energy, stated, “The conversion of this debenture strengthens our balance sheet and provides us flexibility to utilize this capital on the development of our Williston Basin properties. Furthermore, this conversion relieves JayHawk from paying any of the principal amount of the debenture and/or any interest accrued thereon.  This reduces our debt on our balance sheet by approximately fifty-percent.”

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About Gross Capital, Inc.

Gross Capital, Inc. is a premier Investor Relations consulting firm specializing in representing companies whose stocks are undervalued due to a lack of retail, institutional, or analyst support. Gross Capital strives to achieve near and long-term appreciation in their clients' stock through an effective and carefully orchestrated marketing campaign. Gross Capital’s process fosters steady growth, name recognition and builds a solid foundation for the companies they represent.  Gross Capital’s constituency is comprised of brokers, analysts, money managers, fund managers and institutions.  Additionally, Gross Capital develops creative custom marketing materials to pique the interest of investors and to help distinguish their client companies from their peers.  For more information about the Company, please visit www.grosscapital.com.

About JayHawk Energy, Inc.

JayHawk Energy, Inc. is a managed risk, oil and gas exploration/exploitation, development and production company with activities focused on two major projects in the Cherokee Basin, Kansas and the Williston Basin, North Dakota. For more information please visit www.jayhawkenergy.com.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S.

Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.

Investor Contact

Gross Capital, Inc.

Barry Gross, 361-949-4999

jayhawk@grosscapital.com